Exhibit 107.1
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Debt	Global Medium-Term Notes, Series A	457(r) and Other	2,000,000	$10.865	$21,730,000	0.0001102	$2,394.646
(1) Calculated in accordance with Rule 457(c) as the average of the high and low prices reported in the consolidated reporting system on April 10, 2023
The pricing supplement to which this Exhibit is attached is a final prospectus for the related offering.